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                                                                                                            EXHIBIT (12)

                       DAYTON HUDSON CORPORATION AND SUBSIDIARIES
            COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND
   RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS FOR THE
               SIX MONTHS ENDED AUGUST 3, 1996 AND JULY 29, 1995
                 AND FOR THE FIVE YEARS ENDED FEBRUARY 3, 1996

                             (MILLIONS OF DOLLARS)


                                                    Six Months Ended                    Fiscal Year Ended
                                                  --------------------   -----------------------------------------------
                                                  Aug. 3,    Jul. 29,    Feb. 3,   Jan. 28,  Jan. 29,  Jan. 30,  Feb. 1,
                                                    1996       1995       1996       1995      1994      1993      1992
                                                  --------   ---------   --------  -------- -------- ---------  --------

RATIO OF EARNINGS TO FIXED CHARGES:

Earnings:
 Consolidated net earnings..............           $ 142      $  39      $  311     $  434    $  375    $  383    $ 301
  Income taxes..........................              93         26         190        280       232       228      171
                                                  ------      -----      ------     ------    ------    ------    -----

  Total earnings........................             235         65         501        714       607       611      472
                                                  ------      -----      ------     ------    ------    ------    -----


Fixed charges:
  Interest expense......................             232        226         461        439       459       454      421
  Interest portion of rental expense....              29         32          59         56        45        43       39
                                                  ------      -----      ------     ------    ------    ------    -----
    Total fixed charges.................             261        258         520        495       504       497      460
                                                  ------      -----      ------     ------    ------    ------    -----

Less:
  Capitalized interest..................             (11)        (8)        (14)        (7)       (5)       (6)     (11)
                                                  ------      -----      ------     ------    ------    ------    -----
    Fixed charges in earnings...........             250        250         506        488       499       491      449
                                                  ------      -----      ------     ------    ------    ------    -----

Earnings available for fixed charges....           $ 485      $ 315      $1,007     $1,202    $1,106    $1,102    $ 921
                                                  ======      =====      ======     ======    ======    ======    =====

Ratio of earnings to fixed charges......            1.86       1.22        1.94       2.43      2.19      2.22     2.00
                                                  ======      =====      ======     ======    ======    ======    =====


RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS:

Total fixed charges, as above...........           $ 261      $ 258      $  520     $  495    $  504    $  497    $ 460
Dividends on preferred stock
  (pre-tax basis).......................              18         19          37         39        39        39       39
                                                  ------      -----      ------     ------    ------    ------    -----
    Total fixed charges and preferred
      stock dividends...................             279        277         557        534       543       536      499
                                                  ------      -----      ------     ------    ------    ------    -----
   Earnings available for fixed charges
     and preferred stock dividends......           $ 485      $ 315      $1,007     $1,202    $1,106    $1,102    $ 921
                                                  ======      =====      ======     ======    ======    ======    =====
Ratio of earnings to fixed charges
  and preferred stock dividends.........            1.73       1.14        1.81       2.25      2.04      2.06     1.85
                                                  ======     ======      ======     ======    ======    ======    =====
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